EXHIBIT 99.1

The #1 Airborne Healthcare Company

Air Methods Provides 4th Quarter Update
Key Measures In-Line with Internal Expectations
Higher Employee Healthcare Costs Impact Quarter by $0.06 per share

DENVER, CO., January 27, 2009 -- Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, provided an update on fourth quarter 2008 preliminary results.

Based on preliminary 2008 fourth quarter results, total community-based patient transports were 9,496. Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased 831 transports or 8%, while weather cancellations for these same bases decreased by 394 transports compared with the prior-year quarter.  Excluding the benefit of lower weather cancellations, Same-Base Transports decreased 12%, consistent with the third quarter 2008 decrease.

Preliminary net revenue per community-based transport increased slightly over the third quarter 2008 result of $7,090 per transport.  Net revenue per community-based transport was $6,597 in the prior-year fourth quarter.

Preliminary maintenance expenditures per flight hour were slightly lower than the prior-year quarterly result of $572 per hour. The fourth quarter 2008 preliminary maintenance expense per hour moderated significantly from $673 per hour incurred in the third quarter of 2008.

The Company also announced that preliminary employee healthcare costs expensed by the company in the fourth quarter of 2008 were $1.2 million, or $0.06 per diluted share after taxes, higher than the prior-year fourth quarter. This represents a 39% increase per employee and was attributed to several large individual claims incurred during the quarter.

The Company noted that these preliminary results are subject to final year-end closing and independent audit procedures and are therefore subject to change.

Aaron Todd, CEO, stated, “Although the weak economy has continued to affect demand for our service, we are pleased that the percentage decrease in Same-Base Transports was reduced by half compared with the third quarter of 2008 as a result of more favorable weather conditions, compared to the severe weather of the prior-year fourth quarter. Reimbursements have held strong during the quarter and maintenance expenses moderated as anticipated.  While the unusual increase in large individual healthcare claims was unanticipated, we do not expect a continuation of this higher expense level in future quarters. In addition, since weather cancellations were more severe during the first nine months of 2008, we would anticipate continued benefit in future quarters from potentially more moderate weather conditions.”

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 320 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413.  Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.